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                                   EXHIBIT 10

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                       PROTECTIVE LIFE INSURANCE COMPANY
   DESCRIPTION OF ISSUANCE, TRANSFER, AND REDEMPTION PROCEDURES FOR FLEXIBLE
               PREMIUM VARIABLE AND FIXED LIFE INSURANCE POLICIES
                     PURSUANT TO RULE *6E-3(T)(B)(12)(III)

This document sets forth the administrative procedures that will be followed by Protective Life Insurance Company ("Protective Life" or the "Company") concerning the issuance of an individual Flexible Premium Variable and Fixed Life Insurance Policy (the "Policy"), the transfer of assets held thereunder, and the redemption by Owners of their interests in such Policy.

I.  PROCEDURES RELATING TO ISSUANCE AND PURCHASE OF POLICIES

    A.  PREMIUM PAYMENTS AND UNDERWRITING

    Premiums for the Policies will not be the same for all owners ("Owners") of the Policies. The Company requires that the minimum initial premium for a Policy be at least equal to one quarter of the minimum first year annual premium for the Policy. The minimum initial premium can never be less than $150 quarterly. Owners who request to pay premiums on a preauthorized checking withdrawal basis are required to pay an amount equal to two twelfths of the minimum first year annual premium upon issuance of their Policy. Premiums paid on a preauthorized checking withdrawal basis can never be less than $50 per month. The minimum first year annual premium is the amount specified for each Policy based on the requested initial face amount and the charges under the Policy, which vary according to the issue age, sex, underwriting risk class, and smoker status of the insured.

    An Owner may make unscheduled premium payments, at any time, in any amount, or skip planned premium payments, subject to the following limitations. In no event may the total of all premiums paid in any Policy year exceed the current maximum premium limitations for that year established by Federal tax laws or by the Company.

    If the Owner pays a premium that would result in total premiums exceeding the current maximum premium limitations, the Company will only accept that portion of the premium that will make total premiums equal the maximum. Any premium in excess of that amount will be returned or applied as otherwise agreed and no further premiums will be accepted until allowed by the current maximum premium limitations prescribed by Federal tax law.

    If any premium payment would cause an increase in the Policy's death benefit exceeding the premium received, the Company may require additional evidence of insurability before accepting any premium payment.

    A Policy will remain in force while the cash surrender value is sufficient to pay the monthly deduction unless the Policy is otherwise protected by the No Lapse Guarantee provision. The amount of premium, if any, which must be paid to keep the Policy in force depends upon the cash surrender value of the Policy, which in turn depends on such factors as the investment experience and the amount of monthly deductions which includes cost of insurance. While not every insured is subject to the same cost of insurance rate, there will be a single "rate" for every Insured in a given actuarial category.

    Current cost of insurance rates will be determined by the Company based upon its expectations as to future mortality experience, investment earnings, mortality, persistency, expenses and taxes. Any change in the monthly cost of insurance rates will be on a uniform basis for all insureds of the same class. Changes in monthly cost of insurance rates are based on age, sex, rate class, and policy year. Provided, however, cost of insurance rates will never be greater than those shown in the Table of Maximum Monthly Cost of Insurance Rates in the Policy.


    Following the initial premium, subject to the limitations described below, the Owner may pay planned premiums in any amount on a quarterly, semi-annual, and annual basis. Owners of Policies electing preauthorized checking withdrawals from their checking account may pay premiums monthly. For the first Policy year, the amount of the planned premiums can be no less than the minimum first year annual premium. If the Owner fails to pay the planned premiums, this will not

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cause the Policy  to lapse.  It will, however,  threaten the  Policy's No  Lapse
Guarantee Provision (described below) if the Company does not receive an amount equal to the minimum monthly guarantee premium specified in the Policy.

    The Company offers a "No Lapse Guarantee" ("Guarantee") to all Owners of Policies for a specified period of time from the policy effective date. The specified period for this "Guarantee" is established based on the age of the insured as of the Policy Effective Date. This guarantee offers continued life insurance coverage for the requested initial face amount provided the Owner of the Policy continues to pay minimum monthly premiums equivalent to one twelfth of the minimum first year annual premium, and after that, pays premiums equivalent to a minimum monthly guarantee premium throughout the Guarantee period. The minimum monthly guarantee premium in the second year and later is equal to the minimum renewal annual premium divided by 12 and multiplied by the number of months left in the Guarantee period.

    B.  APPLICATION AND INITIAL PREMIUM PROCESSING

    Upon  receipt  of   a  completed  application,   the  Company  will   follow
underwriting (e.g., evaluation of risks) procedures designed to determine whether the applicant is insurable. This process may involve such procedures as medical examinations and may require that further information be provided by the proposed insured before a determination can be made. The Company will not issue a Policy until the underwriting procedures have been completed.

    Insurance coverage under a Policy will begin as of the Policy Effective Date, which is generally the Issue Date. If, a minimum initial premium is received with an application, the Policy Effective Date will be the later of the date that the application is signed or any required medical examination is completed. Temporary life insurance coverage may be provided under the terms of the temporary life insurance agreement. In accordance with the terms of the temporary life insurance agreement, temporary life insurance coverage may not exceed $250,000 and may not be in effect for more than 90 days.


    For Policies issued in states where, upon cancellation during the Cancellation Period, the Company returns at least the Owner's Premium Payments, the Company reserves the right to allocate the initial Net Premium Payment (and any subsequent Net Premium Payments made during the Cancellation Period) to the Money Market Sub-Account until the expiration of the number of days in the Cancellation Period plus six days starting from the date the Policy is mailed from the Home Office. Upon expiration of this period, the Policy Value in the Money Market Sub-Account and all Net Premium Payments will be allocated according to the Owner's allocation instructions then in effect. In all other states, the Company will allocate the initial Net Premium Payment (and any subsequent Net Premium Payments made during the Cancellation Period) in accordance with the Owner's instructions.


    C.  REINSTATEMENT PROCEDURES

    The Policy may be reinstated within five years after lapse and while the Insured is still living unless the Policy has been surrendered. A Policy will be reinstated upon receipt by the Company of: (1) a written application for reinstatement; (2) evidence of insurability satisfactory to the Company; (3) payment of sufficient premiums to cover the monthly deductions due upon lapse;
(4) sufficient premiums to keep the policy in force for three months; and (5) the Owner repays or reinstates any outstanding policy debt as of the date of lapse.

    The amount of cash value in the Policy on the date the Policy is approved for reinstatement will be equal to the amount of any Policy Debt reinstated or repaid at the time of reinstatement plus the Net Premiums paid at reinstatement. Any surrender charge in effect at the time of lapse will be reinstated in proportion to the face amount of the Policy reinstated. The effective date of reinstatement will be the date the Company approves the application for reinstatement. A full monthly deduction will be charged for the month of reinstatement.

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II.  REDEMPTION PROCEDURES: SURRENDER AND RELATED TRANSACTIONS

    The principle Policy provisions and administrative procedures regarding "redemption" transactions are summarized below. Due to the insurance nature of the Policies, the procedures that will be followed may be different from the redemption procedures for mutual funds and contractual plans.

    A.  SURRENDERS AND PARTIAL WITHDRAWALS

    An Owner of a Policy may submit a written request to the Company to surrender the Policy at any time during the lifetime of the insured and while the Policy is in effect. After the first Policy year, the Owner may also request a partial withdrawal by sending a written request to the Company. The amount available for surrender is the cash surrender value minus any outstanding Policy Debt at the end of the valuation period on or next following the date the surrender request is received at the Company's home office. Amounts payable from the Separate Account upon surrender or a partial withdrawal will be paid within seven calendar days of receipt of the written request.

    If the Owner surrenders the Policy, either the Policy itself must be returned to the Company along with the request, or the request must be accompanied by completed affidavit of lost policy. Upon surrender, the Company will pay in a lump sum the cash surrender value that is equal to the cash value as of the valuation date less any Policy debt which includes accrued loan interest less a deduction for any applicable surrender charges. Coverage under a Policy will end as of the date of surrender.

    The surrender charge ("Contingent Deferred Sales Charge") is calculated based on the initial specified face amount as described in the prospectus for the Policy. There are no additional surrender charges calculated for increases in face amount. If the initial face amount is decreased at any time during the first fourteen Policy Years, a Contingent Deferred Sales Charge will be imposed which will be equal to the portion of the total Contingent Deferred Sales Charge that corresponds to the percentage by which the initial face amount is decreased.

    After the first Policy year, an Owner may make a partial withdrawal of an amount equal to or greater than $500. The request must be submitted in writing to the Company. The Company will withdraw the amount requested, plus a withdrawal charge, as of the date the request is received in the Home Office.

    The Owner may elect to deduct the amount of the withdrawal from any sub-account of the Separate Account or the fixed account. If the Owner does not specify an allocation, or if the sub-account value or fixed account value is insufficient to carry out the request, the withdrawal will be based on the proportion that such sub-account value(s) and fixed account value, bear to the Policy Value less the cash value in the loan account as of the valuation date the request is received by the Company.

    The Company will deduct a charge upon a withdrawal. This charge is the lesser of 2% of the amount withdrawn or $25. This withdrawal charge will be deducted from the policy value in addition to the amount requested to be withdrawn. The withdrawal charge will be allocated in the manner described above for the requested amount.

    No withdrawal amounts will be processed if the withdrawal would result in there being insufficient cash value to pay any surrender charges applicable upon a full surrender.


    The death benefit will be affected by withdrawals. If the death benefit in effect is the option where the death benefit equals the face amount, then the Company will reduce the face amount by the amount withdrawn. If the Owner requests that the initial face amount be retained, the Company will honor this request provided the amount of withdrawal does not exceed $2,000. If the request for withdrawal exceeds $2,000, then the Company will request that satisfactory evidence of insurability be provided with the withdrawal request. If the death benefit in effect is the option where the death benefit equals the face amount plus the cash value, then the Company will not reduce the face amount.


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    The face amount after a partial withdrawal may not be less than the  minimum amount for which the Policy would be issued under the Company's current rules. If the withdrawal causes the Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by the Company it will not be processed.

    B.  CHANGES IN FACE AMOUNT

    An Owner may increase or decrease the face amount of the Policy after the first Policy anniversary by submitting a written request to the Company. A supplemental application is required for an increase in face amount. The Company reserves the right to require satisfactory evidence of insurability for the requested increase portion. Face Amount increases and decreases are subject to the following rules:

    1. For increases in face amount, the insured's attained age must be less than the maximum issue age for the Policies, as determined by the Company from time to time.

    2.  The amount of the requested increase must be at least $10,000.

    3. Any increase in face amount will be effective on the monthly anniversary day on or next following the date the request for the increase is received and approved by the Company.

    4. If the Guarantee provision is in effect under the Policy, the minimum monthly premium required to keep the Policy in force will increase and additional premium payments may be required.

    5. The monthly cost of insurance charge will be adjusted as of the next monthly anniversary day following the date of the written request.

    6. There will be an administrative charge assessed based on a rate per $1,000 of increased coverage. This administrative charge will be deducted from the policy value monthly during the twelve month period following the effective date of the increase. This administrative charge is based on the original issue age, duration, sex , and rate class of the insured.

    7. A decrease in face amount will not be accepted by the Company, if the amount requested would decrease the face amount below $50,000 (standard smoker or standard nonsmoker class), or $100,000 (preferred nonsmoker class).


    8. A proportionate Contingent Deferred Sales Charge will be imposed for decreases in face amount (please note previous section on "Surrenders and Partial Withdrawals").


The Company reserves the right to not process any decrease in Face Amount in accordance with the limits as specified in the Prospectus.

    C.  CHANGE IN DEATH BENEFIT OPTION

    On or after the first Policy anniversary, the Owner may request in writing a change in the death benefit option. Any change will go into effect on the monthly anniversary day that falls on or next following the date the Company accepts the request for change. If the Owner requests a change from the variable death benefit to a level death benefit, the face amount will be increased to equal the death benefit on the effective date of change. If the Owner requests a change from a level death benefit to a variable death benefit, the face amount will be decreased so that it equals the death benefit less the policy value on the date of the change. The Company reserves the right to require satisfactory proof of insurability before allowing a change in death benefit options.

    D.  DEATH BENEFIT CLAIMS

    While the Policy remains in force, the Company will pay a death benefit to the named beneficiary in accordance with the death benefit option elected by the Owner. The Company will pay the death benefit within seven calendar days after receipt in its home office of all necessary proof of death of the insured. Payment of a death benefit may be postponed under certain circumstances, such as the New

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York  Stock Exchange being  closed for reasons other  than customary weekend and holiday closings. The death benefit proceeds will be determined as of the date of the insured's death and will be equal to:

    1.  the death benefit under the option elected; plus
    2.   any additional benefits  due under any riders  attached to this Policy;
       less
    3.  any policy debt; less
    4. any unpaid monthly deductions if the insured dies during the grace period.

    The death benefit proceeds will be determined based on the death benefit option elected by the Owner on the application for insurance or any request for change in death benefits. If the level death benefit is chosen, the death benefit will be the greater of (a) the face amount of insurance on the insured's date of death; or (b) a specified percentage of the policy value on the date of the insured's death as indicated on the table of percentages included in the Policy. If the variable death benefit is chosen, the death benefit will be the greater of (a) the face amount of insurance on the insured's date of death plus the policy value on the insured's date of death: or (b) a specified percentage of the policy value on the insured's date of death as indicated on the Table of Percentages included in the Policy.

    E.  POLICY LOANS

    After the first Policy anniversary and while the insured is still living, an Owner may borrow from the Company no less than $500 and not more than 90% of the Surrender Value on the date the loan is paid. The Owner must submit a written request for a Policy loan. Any amount due to an Owner under a loan will generally be paid within seven calendar days after the Company receives a loan request.

    When a Policy loan is made, an amount of cash value sufficient to secure the policy loan is transferred out of the sub-account(s) and the fixed account and into the Policy's loan account. The Owner can specify how to allocate the cash value to be transferred to the loan account as collateral from the sub-account(s) and the fixed account. If no allocation is specified, collateral is transferred from each sub-account and from the fixed account in the same proportion that the cash value in each sub-account and the fixed account bears to the total cash value on the date that the loan is processed.

    Like the fixed account, a Policy's loan account is part of Protective Life's General Account. During the first ten Policy years, the Company will charge interest daily on any outstanding loan at an effective annual rate 6.0%. During Policy Years 11 and after, the Company will charge interest daily on any outstanding loan at an effective annual rate of 4.0%. Interest is due and payable at the end of each Policy Year while a loan is outstanding. If interest is not paid when due, the amount of the interest is added to the loan and becomes part of the Policy debt.

    Cash value in the loan account is credited with interest at an effective annual rate of not less than 4.0%. The maximum net cost of a loan is 2.0% per year during Policy Years 1 through 10, and 0% thereafter. During the first ten Policy years and on each Policy anniversary, the net difference between interest earned and interest charged will be transferred to the loan account and deducted from the sub-account(s) and the fixed account in the same proportion that each sub-account value and the fixed account value bears to the total unloaned Policy value. The Company determines the rate of interest to be credited to the loan account in advance of each calendar year. The rate, once determined, is applied to the calendar year that follows the date of determination.

    If the Insured dies while a loan is outstanding, the Policy debt is deducted from the death benefit in calculating the death benefit proceeds.

    A Policy loan may be repaid in whole or in part at any time while the insured is living and the Policy is in force. Loan repayment will be credited as of the date it is received in the Home Office. When a loan repayment is made, Policy value in the loan account in an amount equal to the repayment will be transferred from the loan account to the sub-accounts and the fixed account in the same

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manner as loan collateral is transferred to the loan account. Amounts paid while a Policy loan is outstanding will be treated as premiums unless the Owner requests in writing that these payments be treated as repayment of indebtedness.

III.  TRANSFERS


    The Separate Account currently has seven Sub-Accounts . Under the Company's current rules, a Policy's cash value, except amounts credited to the loan account, may be transferred among the Sub-Accounts of the Separate Account and between the fixed account which is a part of the Company's General Account and the Sub-Accounts.


    Upon receipt of written notice or a telephone request from the Owner, the Company will accept transfer requests subject to the limitations described below. Transfer requests will be accepted at any time on or after the later of the following: (1) thirty days after the Policy effective date, or (2) six days after the expiration of the cancellation period. Transfers will be processed as of the date the request is received by the Company. The minimum amount of Policy value that may be transferred is the lesser of: (1) $100; or (2) the entire Policy value in any Sub-Account or the Fixed Account from which the transfer is made. If, after the transfer, the Policy Value remaining in a Sub-Account(s) or the Fixed Account is less than $100, the Company reserves the right to transfer the entire amount instead of the requested amount. The Company also reserves the right to limit transfers to 12 per Policy year and to charge a transfer fee for each additional transfer over 12 in any Policy year.

    The maximum amount that may be transferred from the Fixed Account in any Policy Year is the greater of: (1) $2,500; or (2) 25% of the fixed account value.

    Telephone transfers may be made upon instructions given by telephone, provided the appropriate election has been made on the application or written authorization is provided. We require a form of personal identification before acting on these telephone instructions. All transfer requests made by telephone instruction will be recorded as a method of documenting authenticity. A confirmation of all instructions received by telephone will be mailed to the Owner to determine if they are genuine.

    The Company currently intends to allow transfers for the foreseeable future. The Prospectus provides that the Company may at any time, for any class of Policies, modify, restrict, suspend, or eliminate the transfer privilege (including telephone transfers). In particular, we reserve the right not to honor transfer requests by a third party holding a power of attorney from an Owner where that third party requests simultaneous transfers on behalf of the Owners of two or more Policies.


    The Owner may direct the Company to systematically and automatically transfer, on a monthly or quarterly basis, specified dollar amounts from the fixed account to any sub-account(s). This is known as the dollar cost averaging method of investment. By transferring on a regularly scheduled basis as opposed to allocating the total amount at one time, an Owner may be less susceptible to the impact of market fluctuations in sub-account values. The Company makes no guarantee that the dollar cost averaging method will result in a profit or protect against loss. The Company reserves the right to assess a processing fee for this service. The Company reserves the right to stop offering dollar cost averaging upon 30 days written notice.


    To elect dollar-cost averaging, the fixed account value must be at least $5,000 at the time of election. The Owner may elect dollar cost averaging for periods of at least 12 months but no longer than 48 months. At least $100 must be transferred on a monthly basis and a minimum of $300 on a quarterly basis. Dollar-cost averaging transfers may commence on any day of the month that the Owner requests, except the 29th, 30th, or 31st.

    The Company will continue to process dollar cost averaging transfers until the earlier of the following:

    (1) the designated number of transfers has been completed;
    (2) the fixed account value is depleted;
    (3) the Owner, by written notice, instructs the Company to cease the automatic transfers;

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    (4) a grace period begins under the Policy; or
    (5) the maximum amount of Policy value has been transferred under a dollar cost averaging election.

IV.  REFUNDS

    The right to examine and cancel the policy is as defined in the Policy. The Owner may cancel a Policy for a refund during the cancellation period by returning it to the Company's home office or to the sales representative who sold it along with a written request. The cancellation Period is determined by the law of the state in which the application is signed and is shown in the Policy. In most states, it expires at the later of: (1) ten days after the Owner receives the Policy; (2) 45 days after the Owner signs the application; or (3) 10 days after the Company mails or delivers a Notice of Right of Withdrawal. Return of the Policy by mail is effective when it is received at the home office.

    Within seven calendar days after receiving the returned Policy, the Company will refund (i) the difference between premiums paid and amounts allocated to the fixed account or the variable account, plus (ii) fixed account value determined as of the date the returned Policy is received, plus (iii) variable account value determined as of the date the returned Policy is received. This amount may be more or less than the aggregate Premium Payments. In states where required, the Company will refund Premium Payments to the Owner of the Policy.


    An increase in Face Amount may also be cancelled by the Owner in accordance with the Policy's cancellation period provisions. The amount refunded will be calculated in accordance with such provisions described above. If no additional Premium Payments are required in connection with the Face Amount increase, the amount refunded is limited to that portion of the first monthly deduction following the increase and will be reallocated to the sub-account(s) and the fixed account in the same proportion that each sub-account value and the fixed account value bears to the total unloaned Policy Value as of the effective date of the cancellation. The effective date of this cancellation will be equal to the effective date of the face increase.


    B.  SPECIAL TRANSFER PRIVILEGE

    During the first 24 Policy months following the issue date, the Owner may exercise a one-time special transfer privilege by requesting that all the variable account value be transferred to the fixed account. Exercise of the special transfer privilege does not count toward the 12 transfers that are permitted each Policy year and is not subject to a transfer fee. Unless the Owner specifies otherwise, all subsequent Net Premium Payments are allocated to the fixed account after the exercise of the special transfer privilege. Owners may, however, change this allocation by subsequent written notice.

    C.  SUICIDE

    If the insured commits suicide, while sane or insane, within two years from the Policy Effective Date, the Company's total liability shall be limited to the premiums paid before death, less any Policy debt and less any withdrawals. If the insured commits suicide, while sane or insane, within two years from the effective date of any increase in face amount, the Company's total liability with respect to such increase shall be limited to the sum of the monthly cost of insurance charges deducted for such increase.

    D.  REPRESENTATIONS AND CONTESTABILITY

    The Company can contest the validity of this Policy or resist a claim for any material misrepresentation of a fact made on the application or in a supplemental application for this Policy. The Company also has the right to contest the validity of any policy change based on material misstatements made in any application for that change and any reinstatement of benefits within two years during the lifetime of the insured after the reinstatement has been approved.

    The Company cannot bring any legal action to contest the validity of this Policy after it has been in force during the lifetime of the insured for two years from the Policy Effective Date unless fraud is involved.

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    E.  MISSTATEMENT OF AGE OR SEX

    Questions in the application concern the insured's date of birth and sex. If the date of birth or sex given in the application or any application for riders is not correct, the death benefit and any benefits provided under any riders to this Policy will be adjusted to those that would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age and sex.

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